Exhibit 99.1

Clinical Data Featuring Trovagene’s Precision Cancer Monitoring Platform to be Presented at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics

Interim results from a colorectal cancer study adds to the body of clinical evidence supporting Trovagene’s urinary ctDNA platform for the detection and monitoring of actionable oncogene mutations using a non-invasive sample

SAN DIEGO, CA — November 6, 2015 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced the presentation of clinical data featuring the use of its Precision Cancer MonitoringSM (PCM) platform for monitoring treatment response in patients diagnosed with metastatic colorectal cancer. Afsaneh Barzi, M.D., Ph.D., University of Southern California (USC) Norris Comprehensive Cancer Center, will present the data at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics on November 7, 2015, in Boston. The data are an interim analysis from an ongoing 30-patient, blinded biomarker study.

“This proof-of-concept study demonstrates the value of longitudinal monitoring of KRAS mutations in metastatic colorectal cancer patients using Trovagene’s urine-based liquid biopsy technology,” stated Mark Erlander, Ph.D., chief scientific officer of Trovagene. “Similar to what we have observed in lung cancer studies, these data demonstrate that increases in urinary ctDNA KRAS signal, in metastatic colorectal cancer patients, were observed two months prior to imaging and decreases were seen within two weeks of starting chemotherapy.”

“The dynamics of ctDNA KRAS mutation load in urine correlated with radiographic responses, especially in liver-dominant metastatic patients,” stated Dr. Barzi. “This suggests that urinary ctDNA may be a valuable method for monitoring treatment responses in patients with metastatic colorectal cancer.”

Abstract title:  Use of urinary circulating tumor DNA (ctDNA) KRAS for monitoring treatment response in patients with metastatic colorectal cancer (mCRC)

Abstract No. B4

Presenter: Afsaneh Barzi, M.D., Ph.D., Assistant Professor of Clinical Medicine, Keck School of Medicine of USC

Presentation type: Poster Session B

Presentation date/time:  Saturday, November 7, 2015 / 12:30 p.m. to 3:30 p.m. EST

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

Presentation Highlights:

•                 The dynamics of ctDNA KRAS mutation burden in urine demonstrated a stronger correlation with clinical course as compared to plasma

•                 A significant decrease in urinary ctDNA KRAS signal was observed as early as two weeks after starting chemotherapy

•                 Increases in urinary ctDNA KRAS signal was observed two months prior to radiographic imaging.

About Keck School of Medicine of USC

Keck Medicine of USC is the University of Southern California’s medical enterprise, one of only two university-based medical systems in the Los Angeles area. Encompassing academic, research and clinical excellence, the medical system attracts internationally renowned experts who teach and practice at the Keck School of Medicine of USC, the region’s first medical school; includes the renowned USC Norris Comprehensive Cancer Center, one of the first comprehensive cancer centers established by the National Institutes of Health (NIH) in the United States; has a medical faculty practice, the USC Care Medical Group; operates the Keck Medical Center of USC, which includes two acute care hospitals: 401-licensed bed Keck Hospital of USC and 60-licensed bed USC Norris Cancer Hospital; and owns USC Verdugo Hills Hospital, a 158-licensed bed community hospital. It also includes more than 40 outpatient facilities, some at affiliated hospitals, in Los Angeles, Orange, Kern, Tulare and Ventura counties. In 2015, U.S. News & World Report ranked Keck Medical Center of USC among the Top 10 in ophthalmology and among the Top 50 hospitals in the United States for urology and cancer care. For more information, go to www.keckmedicine.org/beyond.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition;  our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

# # #

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com